Exhibit 99

September 13, 2005	For Further Information:
Kenn Ulrich, APR (619) 397-5471
Discovery Bancorp Earnings Grow to $0.20 Per Share for June YTD
     (San Marcos, CA.) Net earnings for Discovery Bancorp (OTCBB:DVBC), the parent company of Discovery Bank, grew to $209,413, or $0.20 per share, for the first six months of 2005, compared to $94,975, or $0.09 per share, for the same period in 2004.
     “This continues to be a strong year for new loans and deposits,” said James P. Kelley, president and chief executive officer. “Our pre-tax income for the first six months was $349,228, more than triple pre-tax income of $115,469 for the same period last year.”
     Assets, net loans and total deposits all reached record highs. Assets rose to $127.4 million at June 30, 2005, or 6.4 percent higher than $119.4 million at Mar. 31, 2005. Net loans at the end of second quarter increased 9.3 percent to $102 million, from $93.4 million three months earlier. Total deposits were $106.3 million at June 30, or 6.4 percent above $99.9 million at March 31 this year.
     Comparing the first six months of 2005 with the same period in 2004, assets increased 47 percent from $86.4 million, net loans rose 37 percent from $74.3 million, and deposits grew by 50 percent from $70.9 million.
     Kelley noted that results for the first six months included expenses incurred in the formation of Discovery Bancorp, which was finalized in June 2005. Shareholders of Discovery Bank voted at that time to approve its reorganization into a bank holding company. Discovery Bank, which opened for business in September 2001, then became a wholly owned subsidiary of Discovery Bancorp.
     Two other events during 2005, Kelley pointed out, led to further one-time expenditures that impacted earnings in the first six months. The first was activity to complete the acquisition of Celtic Capital Corp., a commercial finance company in Santa Monica, Calif., on Aug. 31. The second event was a $12 million stock offering that was launched in August and is expected to be completed in late September.
     Sparked by the steady rise in net loans, interest income for the first half of this year rose to $3.7 million, a 66 percent increased from $2.2 million for the first half of 2004. Due to higher interest rates and changes in funding mix, interest expense was $1.2 million through June 30 this year, an increase of 146 percent from $485,370 for the same period last year. The result was net interest income through June 30, 2005, of $2.5 million, or 44 percent higher than $1.7 million for the first six months of 2004.
     At June 30, 2005, the provision for loan losses was $282,427, compared to $151,201 at June 30, 2004. Taxes also increased this year to $139,815 for the six months ended June 30 compared to $20,494 for the six months ended June 30 of last year.
     Discovery Bancorp is bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals. Its headquarters are in San Marcos, Calif., a northern suburb of San Diego.
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DISCOVERY BANCORP FINANCIAL HIGHLIGHTS

	Company	Bank	Bank
	6/30/05	3/31/05	6/30/04
	YTD	YTD	YTD

ASSETS
Cash & Cash Equivalents	11,266,362	12,374,934	6,462,529
Investments	6,419,202	6,007,816	4,308,749
Loans, net	102,070,174	93,397,712	74,291,245
Other Assets	7,650,945	7,627,978	1,371,864
TOTAL ASSETS	127,406,683	119,408,440	86,434,387

LIABILITIES
Total Deposits	106,276,983	99,876,116	70,850,107
FHLB Advances Borrowings	9,897,900	8,500,000	5,600,000
Other Liabilities	733,249	608,104	223,088
STOCKHOLDER EQUITY	10,498,551	10,424,220	9,761,192
TOTAL LIABILITIES & STOCKHOLDER EQUITY	127,406,683	119,408,440	86,434,387

STATEMENT OF OPERATIONS
Interest Income	3,691,942	1,647,778	2,221,295
Interest Expense	1,191,754	506,384	485,370
NET INTEREST INCOME	2,500,188	1,141,394	1,735,925
PROVISION FOR LOAN LOSSES	282,427	158,942	151,201
Net Interest Income After Provision for Loan Loss	2,217,761	982,452	1,584,724
Non-Interest Income	481,638	153,302	71,797
Non-Interest Expense	2,350,171	992,768	1,541,052
PRE-TAX INCOME	349,228	142,986	115,469
Taxes	139,815	36,740	20,494
Net Profit (Loss)	209,413	106,246	94,975
Profit (Loss) Per Share	0.20	0.10	0.09
Forward-Looking Statements – Statements in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.